Exhibit No. 99.2

            MARKETSPAN ANNOUNCES STOCK BUY BACK PLAN OF APPROXIMATELY
                        10 PERCENT OF OUTSTANDING SHARES

(Brooklyn and Hicksville, New York, August 3, 1998)- MarketSpan Corporation (NYSE: MN) today announced that the Board of Directors has authorized the purchase of up to 10 percent of the Company's outstanding common stock, or approximately 15 million shares, through open market purchases. MarketSpan currently has approximately 158 million shares outstanding.

Robert Catell, chairman and chief executive officer of MarketSpan said, "The Board believes that the Company's common stock price does not accurately reflect the value of MarketSpan's current business and future prospects. Our decision to begin a stock repurchase program reinforces my and the Board's commitment to enhancing long-term shareholder value for MarketSpan's owners. The purchases will begin August 13, 1998 and the Board will consider additional purchases once this program is fulfilled."

MarketSpan, headquartered in Hicksville and Brooklyn, New York, serves more than
1.5 million natural gas customers from Staten Island to Montauk Point. The company operates five electric generating plants on Long Island and manages the transmission and distribution of electricity to more than one million electric customers in Nassau and Suffolk Counties and the Rockaway Peninsula of Queens County under a contract with the Long Island Power Authority. The Company also owns KeySpan's unregulated subsidiaries and has investment in natural gas ownership in Houston Exploration Company (NYSE: THX).